                                                                       EX-99.B16

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                     VANGUARD FLORIDA INSURED TAX-FREE FUND


1. AVERAGE ANNUAL TOTAL RETURN (As of November 30, 1996)


   P (1 + T)(n) = ERV

   Where:        P =  a hypothetical initial payment of $1,000
                 T =  average annual total return
                 N =  number of years
               ERV =  ending redeemable value at the end of the period

   EXAMPLE:
   One Year


                 P =  1,000
                 T =  +6.45%
                 N =  1
               ERV =  $1,064.50
   Five Year
                 P =  1,000
                 T =  +8.01%*
                 N =  *
               ERV =  $1,387.18*


---------------
* Since Inception September 1, 1992


2. YIELD (30 Days Ended December 31, 1996)



              a - b
              -----
Yield = 2 [ (       + 1)(6) - 1]
            c X d
   Where:        a =  dividends and interest paid during the period
                 b =  expense dollars during the period (net of reimbursements)
                 c =  the average daily number of shares outstanding during the period
                 d =  the maximum offering price per share on the last day of the period
   Example:      a =  $2,113,131.47
                 b =  $74,556.84
                 c =  45,486,813.24
                 d =  $11.05
Yield =               4.92%